                                                                   EXHIBIT 10.16

*** Indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this Agreement has been filed with the Securities and Exchange Commission.

                      CLOSING AND ASSET PURCHASE AGREEMENT

      THIS CLOSING AND ASSET PURCHASE AGREEMENT (the "Agreement") is executed and delivered as of this 30th day of November, 2004 between WCA SHILOH LANDFILL, L.L.C., a Delaware limited liability company ("Buyer"); TRASH AWAY, INC., a South Carolina corporation ("Seller"); and GARY W. SEYMORE, an individual ("Seymore") (Seymore is hereinafter referred to as the "Shareholder").

                                P R E M I S E S:

      WHEREAS, Seller operates a construction and demolition waste collection, transportation, recycling and disposal business located in and around Greenville, South Carolina (the "Business"); and

      WHEREAS, Buyer desires to purchase and acquire certain assets, properties and contractual rights of Seller used in connection with the Business and Seller desires to sell such assets, properties and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement; and

      WHEREAS, Shareholder holds all of the outstanding shares of capital stock of Seller and Buyer is unwilling to enter into this Agreement without the covenants and promises of Shareholder herein set forth; and

      WHEREAS, a material condition of Buyer entering into this Agreement is Shareholder entering into certain agreements on behalf of Shareholder and other businesses of the Shareholder, including but not limited to that certain Purchase and Sale of Assets Agreement of even date herewith by and between Buyer, Shareholder, and Waste Reduction of South Carolina, Inc, (collectively, the "Auxiliary Agreement").

      NOW, THEREFORE, in consideration of Ten Dollars ($10), the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

                               A G R E E M E N T:

                            ARTICLE 1. SALE OF ASSETS

      SECTION 1.1 DESCRIPTION OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, Seller does hereby grant, convey, sell, transfer and assign to Buyer all of its right, title and interest in and to all of the assets, properties and contractual rights owned by Seller or used by Seller in connection with the Business, wherever located, except for the Excluded Assets (as hereinafter defined), including, but not limited to, the following:

            (a) all equipment used or for use in the operation of the Business, including, without limitation, the equipment listed on Schedule 1.1(a) attached hereto and made a part hereof (the "Equipment");

            (b) all of the motor vehicles used or for use in the Business, and all radios, attachments, accessories and materials handling equipment now located in or on such motor vehicles (the "Rolling Stock"), as the same are listed and more completely described by manufacturer, model number and model year on Schedule 1.1(b), attached hereto and made a part hereof;

            (c) all right, title and interest of Seller in, to and under (i) any and all agreements (whether oral or in writing) with Seller's customers as of the Closing Date which relate to the operation or conduct of the Business (the "Customer Accounts"), and (ii) any and all leases, contracts, advertising materials, license agreements, and other agreements, arrangements and/or commitments which are related to the Assets (as hereinafter defined), the Business and/or the Customer Accounts (the "Third Party Contracts" and, together with the Customer Accounts, the "Contracts"), except for such Third Party Contracts obligating the Seller to deliver any waste to any disposal facility or to any such third party (which shall be Retained Liabilities, as described more fully in Section
      7.1 herein) ; and true and complete copies of each of the Contracts which is in writing shall be delivered to Buyer on or prior to the execution and delivery of this Agreement by Seller and Shareholder;

            (d) to the extent assignable, all of Seller's manual and automated routing and billing information, data and components thereof, including without limitation all information and all routing and billing computer software and programs containing any information regarding Customer Accounts;

            (e) all computer hardware, software, office equipment and related information technology assets (including licenses)except for those listed on Schedule 1.2(g);

            (f) all of Seller's inventory of parts, tires and accessories of every kind, nature and description to the extent that the same is used or for use in connection with the Assets (the "Inventory");

            (g) all right, title and interest of Seller in and to any and all of Seller's customer lists, vendor lists, supplier lists, trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names and other instruments used in connection with, or related to, the Business, the Assets and/or the Customer Accounts (the "Intangible Rights");

            (h) to the extent assignable, all of Seller's permits, qualifications, licenses, franchises, consents and other approvals relating to the Business (the "Permits"), true and complete copies of which are attached hereto on Schedule 1.1(h);

            (i) all right, title and interest of Seller in and to the name "Trash Away" (the "Business Name") and all rights of Seller to use the Business Name in the conduct of the Business or otherwise;

            (j) all of Seller's existing books and records, documents, files and other material related to all current or past customers of the Business;

            (k) all right, title, and interest of Seller in and to the telephone numbers (864) 845-8355, (864) 269-3548 and (877) 872-7429 which are used by Seller in the conduct of the Business;

            (l) all right, title and interest of Seller in and to the web address "www.trash-away.com";

            (m) all of the goodwill of the Business.

All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets."

      SECTION 1.2 EXCLUDED ASSETS. The parties agree that there shall be excluded from the Assets the following which are not being sold to Buyer pursuant to this Agreement (the "Excluded Assets"):

            (a) all cash on hand and on deposit of Seller, except as set forth in Section 1.4 hereof;

            (b) accounts payable of Seller ("Accounts Payable") (i) as of the close of business on the day immediately preceding the Closing (as defined herein) and (ii) attributable to the operation of the Business prior to the Closing Date (as defined herein);

            (c) all of Seller's accounts receivable and other rights to payment of money and all rights in and to any returned, reclaimed and repossessed goods, together with all rights, claims, counterclaims, titles, securities, security interests, liens and guaranties evidencing, securing, guaranteeing payment of, relating to or otherwise with respect to such accounts receivable and all rights, including any rights to recoupment, recovery, reclamation and resale to the extent they exist prior to the Closing (the "Accounts Receivable").

            (d) all trip tickets for services performed prior to the Closing; provided Buyer shall upon prior reasonable notice have access to such after closing for legitimate business reasons.

            (e) all contracts and contractual rights and obligations of Seller (whether oral or in writing) which are not related to the Customer Accounts, the Assets and/or the Business on which the parties have agreed to exclude as more specifically set forth on Schedule 1.2(e) hereto; and

            (f) all employment or consulting agreements to which Seller is a party or by which Seller is bound.

            (g) all computer hardware, software, office equipment and related information, technology assets (including licenses) listed on Schedule 1.2(g);

            (h) all minute books, stock records and corporate seals;

            (i) all fuel receipts;

            (j) all insurance policies and rights thereunder;

            (k) all personnel records and other records that Seller is required by law to retain in its possession;

            (l) all claims for refund of taxes of any kind and nature and other governmental charges of whatever nature;

            (m) all rights in connection with and assets of any employee benefit plans of Seller;

            (n) all rights to indemnity from third parties under contracts or at law or in equity arising out of acts, omissions and events occurring preclosing;

            (o) all rights of Seller under this Agreement and any agreements executed in connection herewith;

            (p) any items listed on Schedule 1.2(p).

      SECTION 1.3 NON-ASSIGNMENT OF CERTAIN CONTRACTS. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Contract shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller shall use its best efforts to obtain the consent of such other party to such assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits under any such Contract, and enforcement, for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the breach or cancellation of any such Contract by such other person, or otherwise. Attached hereto as Schedule
1.3 is a list of each Contract which may require the consent of a third party to the assignment thereof. Buyer shall identify with an asterisk which Contracts Buyer will require a consent be obtained prior to closing. If any such consent shall not be obtained, Buyer shall have the right to terminate.

      SECTION 1.4 PRORATION OF CASH ON HAND. The parties shall prorate, as of the close of business on the Closing Date, all cash on hand or on deposit with Seller consisting of sums paid to Seller pursuant to the advance billing practice of Seller or otherwise representing a prepayment to Seller for services to be rendered after the Closing related to the Business (the "Prepaid Accounts"). Seller shall be entitled to all cash on hand or on deposit related to services performed on or before the close of business on the date of Closing and Buyer shall be entitled to all cash on hand or on deposit related to services to be performed after the Closing Date.

      SECTION 1.5 CHANGE OF NAME. On the Closing Date, Seller shall discontinue any use of the Business Name and/or any name similar to the Business Name, or any other symbol, trademark, service mark, logo or trade name now used by Seller in the conduct of the Business. On the Closing Date, Seller shall deliver to Buyer, in form suitable for filing, such certificates, consents and other documents as are necessary to effect the transfer of the registration of the Business Name to Buyer in South Carolina and any other jurisdiction in which the Business is operated on or prior to the Closing Date, and Seller shall grant to Buyer any consents and take any other and further action, all at Seller's own expense, requested by Buyer to enable Buyer to reserve or register any such name for use by Buyer in South Carolina or any other jurisdiction in which the Business is operated on or prior to the Closing Date.

      SECTION 1.6 POST CLOSING ACCOUNTS RECEIVABLE. The parties acknowledge that payments on preclosing invoices will be directed to be paid to Seller's post office box and post closing invoices of Buyer will direct payment to be paid to a different post office box. Consequently, in all likelihood Seller will receive payments that should be directed to Buyer and Buyer will receive payments that should be directed to Seller. Each party agrees that any payments received by it which are property of the other shall be held in trust for the benefit of the other. No less frequently than weekly, each party shall account to the other for any such payments received by either delivery any checks received (enclosed is necessary) or remitting a sum equal to the amount received.

                            ARTICLE 2. PURCHASE PRICE

      SECTION 2.1 PURCHASE PRICE. The Total Purchase Price for the Assets is *** DOLLARS ($***) (the "Cash Purchase Price"). Subject to Sections 2.2 , 2.3, and
2.5 below, at Closing, Buyer shall pay to Seller in immediately available funds the sum of *** DOLLARS $***, and shall issue to Shareholder the Convertible Note as set forth in Section 2.4 below.

      SECTION 2.2 DEPOSIT MONEY. The parties acknowledge that Buyer has delivered a non refundable deposit to Seller in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) (the "Earnest Money") which will be applied to the purchase price at Closing.

      SECTION 2.3 PAYMENT OF DEBTS OF SELLER. Seller agrees that on the Closing Date all of the Assets (whether owned or leased) shall be delivered to Buyer free of all debts, liens and other encumbrances whatsoever (including bank debt, lease payments and lease end buy-out provisions) other than the obligation (and lien associated therewith) as described in Section 7.2(d). At Seller's request and direction, Buyer agrees to cause a portion of the Cash Purchase Price otherwise payable to Seller on the Closing Date to be paid directly to creditors of Seller. Set forth on Schedule 2.3 is a list of all debts, liens and other encumbrances relating to the Assets together with their respective payoff amounts as of the Closing Date.

      SECTION 2.4 CONVERTIBLE NOTE. At the Closing, Buyer shall cause WCA Waste Corporation ("WCA") to issue to Shareholder a promissory note (the "Convertible Note") payable to the order of Shareholder in substantially the form attached hereto as Exhibit "A", in the original principal amount of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00). The Convertible Note shall bear simple interest at a rate of five percent (5%) per year interest payable monthly and shall mature on the fifth anniversary thereof (the "Maturity Date"), at which time all principal and accrued but unpaid interest thereunder shall become due and payable. Seller may convert the Convertible Note, and WCA may pre-pay the Convertible Note, at any time following the first anniversary of this Agreement, each in accordance with the terms of the Convertible Note. The Convertible Note shall provide that Buyer and its Affiliates shall not have the right to set off any claims against Seller under this Agreement or any agreement executed in connection herewith until a final award has been entered by an arbitrator or Seller has otherwise agreed.

      SECTION 2.5 ALLOCATION OF CONSIDERATION BETWEEN AGREEMENTS. The parties agree that the total consideration for the transactions contemplated in this Agreement, together with the transactions contemplated in the Auxiliary Agreement, is $11,013,000.00. The parties will allocate the purchase price among the agreements prior to the Closing Date.

                               ARTICLE 3. CLOSING

      SECTION 3.1 TIME AND PLACE OF CLOSING. The closing of the transaction contemplated herein shall take place at the offices of Leatherwood Walker Todd & Mann, P.C. (the "Closing") on November 30, 2004 (the "Closing Date") at 10:00 a.m. local time, or such other time and place to which the parties may agree in writing, and shall be effective for all purposes as of 12:01 a.m., local time, on December 1, 2004.

      SECTION 3.2 PAYMENT OF TAXES AND OTHER CHARGES.

            (a) At the Closing, the parties shall equally divide, and each pay one-half of all real property transfer, sales, value added, use, documentary stamp, recording charges and other taxes imposed or required to be collected by any federal, state or local taxing authority in the United States in connection with the transfer of the Acquired Assets. Each of Buyer and Seller shall prepare and file, and shall fully cooperate with the other party with respect to such preparation and filing of, any returns and other filings relating to any such taxes, fees, charges, or transfers, as may be required. Notwithstanding the foregoing, Buyer shall be solely responsible for all costs and expenses incurred in connection with obtaining title insurance on the Operations Property. At Closing, Buyer and Seller shall allocate current year ad valorem personal and real property taxes (or equivalent fees on vehicles) prorated based upon the ownership period for each of Buyer and Seller for the covered period.

            (b) For federal income tax purposes, the parties agree that the aggregate purchase price is to be allocated as agreed upon by the parties hereto as set forth on a Form 8594 to be agreed to by Buyer and Seller at Closing. The Form 8594 delivered at Closing shall be based upon the Closing Balance Sheet and subject to post-Closing adjustments by agreement of the parties or as directed by a "Big Four" accounting firm mutually acceptable to Seller and Buyer. The parties agree to be bound for all purposes by such allocation and to file the Form 8594 without change with the IRS.

            (c) From the Closing Date, Buyer or Buyer's assignee shall be responsible for all taxes attributable to or incurred by the Business after the Closing.

      SECTION 3.3 CONDITIONS TO CLOSING.

            (a) BUYER'S CONDITIONS TO CLOSING. Buyer's obligation to close the transaction contemplated herein shall be subject to the following conditions precedent:

                  (i) The representations and warranties of Seller and
            Shareholder contained in this Agreement and the Auxiliary Agreement shall be true and correct in all material respects on the Closing Date, except that any such representation and warranty made as of a specified date (other than the date of this Agreement) shall have been true and correct in all material respects on and as of such date;

                  (ii) Seller and Shareholder shall have performed in all
            material respects all obligations and agreements and complied with all covenants contained in this Agreement and the Auxiliary Agreement, or in any documents delivered in connection herewith, that are required to be performed and complied with by it or him, as applicable, on or before the Closing Date;

                  (iii) Buyer shall have received a certificate from Seller and
            Shareholder, executed on behalf of Seller by its duly authorized officer, and by Shareholder, individually, certifying that the conditions specified in Sections 3.3(a)(i) and 3.3(a)(ii) have been satisfied (the "Seller's Closing Certificate");

                  (iv) No suits, actions or other proceedings shall have been filed by any party seeking to prevent the Closing or otherwise restrain the transaction contemplated herein or seeking damages in connection therewith;

                  (v) Buyer shall, in its reasonable discretion, be satisfied with the results of Buyer's due diligence with respect to the Assets;

                  (vi) Seller shall have obtained and delivered to Buyer all written consents of the other party to each Contract which Buyer has indicated consent is required to be obtained prior to closing;

                  (vii) Buyer shall have received approval of this Agreement by its Board of Directors;

                  (viii) Buyer shall have received approval of this Agreement by the Board of Directors of WCA;

                  (ix) Buyer shall have received approval of this Agreement by
            Wells Fargo Bank, N.A., as Agent for Buyer's lenders;

                  (x) Seller shall have provided evidence satisfactory to Buyer that, as of the Closing Date, Seller has all permits, licenses and governmental approvals of whatever kind and nature which have been necessary for the operation of the Assets shall have been granted and are in full force and effect;

                  (xi) There shall have occurred no material damage,
            destruction, loss, or material adverse change in the condition of the Assets (whether or not covered by insurance) between the execution date of this Agreement and the Closing;

                  (xii) The Closing of the Auxiliary Agreement shall have closed or be closing contemporaneously with the Closing of this Agreement; and

                  (xiii) The employment agreements referenced in Section 3.4(k)
            shall have been executed by the individuals named therein.

            (b) SELLER'S CONDITIONS TO CLOSING. Seller's obligation to close the transaction contemplated herein shall be subject to the following conditions precedent:

                  (i) The representations and warranties of Buyer contained in this Agreement and in the Auxiliary Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if they were made on and as of the Closing Date, except that any such representation and warranty made as of a specified date (other than the date of this Agreement) shall have been true and correct in all material respects on and as of such date;

                  (ii) Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement and in the Auxiliary Agreement, or in any documents delivered in connection herewith, that are required to be performed and complied with by it on or before the Closing Date;

                  (iii) Seller shall have received a certificate from Buyer, executed on behalf of Buyer by its duly authorized officer, certifying that the conditions specified in Sections 3.3(b)(i) and 3.3(b)(ii) have been satisfied (the "Buyer's Closing Certificate");

                  (iv) No suits, actions, or other proceedings shall have been filed by any third party seeking to prevent the Closing or otherwise restrain the transaction contemplated herein or seeking damages in connection therewith: and

                  (v) The Closing of the Auxiliary Agreement shall have closed or be closing contemporaneously with the Closing of this Agreement.

      SECTION 3.4 DELIVERIES BY SELLER AND SHAREHOLDER. At the Closing, Seller and Shareholder shall deliver to Buyer:

            (a) a General Conveyance, Assignment and Bill of Sale in the form attached hereto as Exhibit B, duly executed by Seller (the "Bill of Sale");

            (b) a list of all customers of Seller for whom Seller has performed services since 1996;

            (c) a receipt duly executed by Seller acknowledging payment by Buyer to Seller of the Cash Purchase Price;

            (d) a release in the form attached hereto as Exhibit C-1, duly executed by each of Seller and Shareholder, releasing Buyer from any and all claims it or he may have against Buyer or the Assets (exclusive of any claims arising pursuant to this Agreement or in connection with the transaction);

            (e) a consent to assignment in a form reasonably satisfactory to Buyer executed by the third party to any contract identified by Buyer pursuant to Section 1.3;

            (f) the documents evidencing the change of name of Seller as required by Section 1.5 in form to be filed subsequent to closing;

            (g) all keys to Rolling Stock and Equipment in the Seller's possession (properly tagged for identification);

            (h) such resolutions, authorizations, certified Articles of Incorporation and Bylaws relating to Seller as are necessary or required by Buyer in connection with this transaction and including (i) Seller's Articles of Incorporation certified by the South Carolina Secretary of State; (ii) Seller's Secretary Certificate as to incumbency and specimen signatures, the resolutions authorizing this Agreement, its Articles of Incorporation and Bylaws; and (iii) a Certificate of Existence from the Secretary of State of South Carolina;

            (j) originals of Customer Contracts;

            (k) Executed employment agreements between Buyer and David Michael Seymore, Ronald K. Seymore and William Prescott, substantially in the form attached hereto as Exhibit 3.4(k).

            (l) [Intentionally Deleted]

            (m) the Seller's Closing Certificate, as contemplated under Section 3.3(a)(iii), duly executed by each of Seller and Shareholder; and

            (n) [Intentionally Deleted]

            (o) all other documents, instruments and writings reasonably requested by Buyer to be delivered by Seller at or prior to the Closing.

      SECTION 3.5 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver to
Seller:

            (a) the Cash Purchase Price, less the ratable share of the Earnest Money applicable to this Agreement pursuant to Section 2.2, and the funds payable to Seller's creditors pursuant to Section 2.3;

            (b) the Convertible Note;

            (c) such resolutions, authorizations, certified Certificate of Organization, Limited Liability Company Agreement, Certificate of Incorporation and By-Laws relating to Buyer and WCA as are necessary or required by Seller in connection with this transaction and including (i) Buyer's and WCA's Certificate of Organization and Certificate of Incorporation certified by the Delaware Secretary of State; (ii) Buyer's and WCA's Secretary Certificate as to incumbency and specimen signatures, the resolutions authorizing this Agreement, its Certificate of Organization and Limited Liability Company Agreement; and (iii) a Good Standing Certificate of Buyer and of WCA from the Delaware Secretary of State;

            (d) the Buyer's Closing Certificate, as contemplated under Section 3.3(b)(iii), duly executed by Buyer; and

            (e) all other documents, instruments and writings reasonably requested by Seller to be delivered by Buyer at or prior to the Closing.

                    ARTICLE 4. REPRESENTATIONS AND WARRANTIES
                            OF SELLER AND SHAREHOLDER

      SECTION 4.1 Seller and Shareholder, jointly and severally, represent and warrant to Buyer that:

            (a)   AUTHORITY.

                  (i) Seller is a duly organized and validly existing South
            Carolina corporation, duly qualified or authorized to do business in the State of South Carolina and in each jurisdiction in which such qualification or authorization is required except where failure to be so qualified or licensed would not have a material adverse effect on the Assets or the Business. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Seller and Shareholder with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the Articles of Incorporation or Bylaws of Seller, or any instrument or other agreement to which Seller or Shareholder is a party or by which Seller or Shareholder, or any of their respective properties or assets, is bound. This Agreement constitutes a valid obligation of Seller and Shareholder enforceable against Seller and Shareholder in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditor's rights generally and except for the limitations imposed by general principles of equity.

                  (ii) Shareholder is competent, under no duress or legal
            restraint, and has all necessary authority to enter into this Agreement, perform Shareholder's obligations hereunder and consummate the transactions contemplated hereby.

                  (iii) Seller has the full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Seller has taken all action necessary to approve the sale of the Assets to Buyer, including Shareholder approvals, if necessary, and except as otherwise set forth herein, no other authorization or approval is required for any of the foregoing.

                  (iv) All of the issued and outstanding shares of capital stock of Seller are owned of record and beneficially by the Shareholder, free and clear of all liens, security interests and encumbrances whatsoever.

                  (v) Seller does not have any subsidiaries or any other equity interest in any limited liability company, corporation, partnership or similar entity.

            (b) COMPLIANCE WITH LAW. To Seller's knowledge, neither Seller nor any Shareholder is in default under any applicable federal, state or local laws, statutes, ordinances, permits, licenses, orders, approvals, variances, rules or regulations or judicial or administrative decisions ("Applicable Laws") which would have a material adverse effect upon the Assets or the Business. Seller has been granted all material licenses, permits, consents, authorizations and approvals from federal, state and local government regulatory bodies necessary or desirable to carry on the Business, all of which are currently in full force and effect. To Seller's knowledge, the operation, conduct and ownership of the properties, assets and Business of Seller are being, and at all times have been, conducted in compliance with all Applicable Laws in all material respects. No notice from any governmental body has been served upon or given to Seller claiming that the Business or any of the Assets is not in conformity with any Applicable Law.

            (c) EQUIPMENT. Listed on Schedule 1.1(a) hereto is a complete and accurate list of all Equipment used or for use in connection with the Business. In the aggregate, the Equipment including the Rolling Stock is sufficient to conduct the business as historically conducted.

            (d) ROLLING STOCK. Listed on Schedule 1.1(b) hereto is a complete and accurate list of all Rolling Stock.

            (e) CONTRACTS AND LEASES. Listed on Schedule 4.1(e) hereto is a complete and accurate list of all of the Contracts as of the date hereof
      (i) with all Customers from which five percent (5%) or more of the Business' average monthly revenue is derived, or (ii) other than customer agreements entered into in the ordinary course of business by which the Seller is or the Assets are bound. Also listed on Schedule 4.1(e) hereto is a complete and accurate list of all of the leases as of the date hereof which will be assumed by Buyer (the "Assumed Leases"). Except to the extent consent to assignment may be required as indicated in Section 1.3 and except as set forth on Schedule 4.1(e), all Contracts and Assumed Leases are (and unless terminated by a party in accordance with its terms will be immediately following the Closing) in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions. Seller is not in material default under any of the Contracts or Assumed Leases; nor has there occurred an event or condition (including Seller's execution and delivery of or performance under this Agreement) which with the passage of time or the giving of notice (or both) would constitute a material default under any obligation under any of the Contracts or Assumed Leases; no claim of such a default has been asserted and there is no reasonable basis upon which such a claim could validly be made. To the best of the Seller's and Shareholder's knowledge, no person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any of the Contracts or Assumed Leases; provided the foregoing shall not be construed to apply to any termination of a temporary rolloff which although the arrangement may be subject to a written trip ticket which contains contractual provisions does not have a specified term and by its nature is a temporary arrangement which may end at any time. Notwithstanding the foregoing, nothing in this Section 4.1(e) or otherwise in this Agreement shall be construed as a guaranty or warranty that any of the customers of the Business, including without limitation those operating under oral arrangements will continue to purchase services after the Closing.

            (f) TITLE TO THE PERSONAL PROPERTY ASSETS. Except for liens securing the obligations described in Section 7.2(d), Seller has good and marketable title to all of the Assets which consists of items of personal property (the "Personal Property Assets"), and at Closing all such Personal Property Assets will be free and clear of all liens, encumbrances, security interests, equities or restrictions whatsoever, direct or indirect, accrued, absolute, contingent or otherwise and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Personal Property Assets hereunder. Except for liens securing the obligations described in Section 7.2(d), Buyer shall receive good and marketable title to the Personal Property Assets, free and clear of all liens, lease payments (including lease-end buy-out payments), encumbrances, security interests, equities or restrictions whatsoever other than liens for taxes not yet due and payable.

            (g) TITLE TO OPERATIONS PROPERTY. Seller currently operates the Business on the real property listed on Schedule 4.1(g). (the "Operations Property"). Except as set forth on Schedule 4.1(g), Seller has never owned, leased or otherwise occupied, had an interest in or operated any real property other than the Operations Property. Except as set forth on
      Schedule 4.1(g);

                  (i) Seller has good and marketable fee simple title to the
            Operating Property, free and clear of all liens and encumbrances other than (i) utility easements, restrictive covenants and minor imperfections of title, if any, none of which materially detracts from the value or impairs the present use of the Operations Property subject thereto or impairs the present operations of the Business and each as set forth more fully on Schedule 4.1(g), (ii) liens and encumbrances of record and which would be observable upon a physical inspection of the Operations Property and riparian rights of landowners who are downstream of the stream which crosses the Operating Property, (iii) zoning laws and other land use restrictions that do not impair the present use of the Operations Property subject thereto, and (iv) encumbrances related to taxes not yet due or payable or that are being contested in good faith and for which appropriate reserves have been taken (the encumbrances described in clauses (i), (ii), (iii) and (iv) being referred to collectively as the "PERMITTED ENCUMBRANCES") and (v) encumbrances which will be released at or prior to the Closing. There is no pending or, to the knowledge of Seller, threatened legal action alleging any zoning violations, or affecting any portion or all of the Operations Property, including any condemnation action, and Seller does not know of any basis for such action.

                  (ii) Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Operations Property or any portion thereof or interest therein.

                  (iii) Seller does not owe any money to any architect,
            contractor, subcontractor or materialmen for labor or materials performed, rendered or supplied to or in connection with the Operations Property, and there is no construction or other improvements work being done at and there are no construction or other improvement materials being supplied to the Operations Property.

                  (iv) The Operations Property is, and at all times during
            operation of the Business has been, fully licensed, permitted and authorized for the operation of the Business under all Applicable Laws relating to the protection of the environment, the Operations Property and the conduct of the Business thereon (including, without limitation, all zoning restrictions and land use requirements) except where the failure to be so licensed, permitted or authorized would not have a material adverse effect on the Business or Assets.

                  (v) Neither Seller, Shareholder nor the Operations Property
            (with respect to activities of Seller) now is or ever has been involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment.

                  (vi) There have been no material spills, leaks, deposits or other releases of Hazardous Materials into or onto the Operations Property by Seller.

                  (vii) Except as permitted by law, the Operations Property does not contain any underground or above-ground storage tanks or transformers containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Laws which were placed on the Operations Property by Seller or to its knowledge by any third party. All above and below ground tanks currently in use on the Operations Property are being used and maintained in accordance with all Applicable Laws.

            (h) LITIGATION. Except as set forth on Schedule 4.1(h) hereof, Seller has no knowledge of any claim (including Notices of Violation), litigation, action, suit or proceeding, administrative or judicial, pending or threatened against Seller or Shareholder, or involving the Assets or the Business, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority. Neither Seller nor Shareholder has any knowledge of any of the above, and neither Seller nor Shareholder has any knowledge of any facts or circumstances that exist which would, with the passage of time or giving of notice (or both), give rise to any of the above.

            (i) EMPLOYEES. Attached as Schedule 4.1(i) hereof is a complete list of all employees of the Business and their respective rates of compensation (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively) as of the date of Closing. Each employee is an employee at will and there are no other collective bargaining agreements affecting any employee of Seller. There is no pending or, to the best of Seller's and Shareholder's knowledge, threatened labor dispute involving Seller and any group of its employees nor has Seller experienced any labor interruptions over the past three years. Shareholder will cause Seller to terminate each of its employees as of the close of business on the Closing Date. Buyer agrees to employ such former employees of Seller as Buyer deems appropriate, provided that each such person seeking employment meets the qualifications established by Buyer. Except as set forth in 26 CFR 54.4980B-9, it is expressly understood that Buyer shall not assume or be responsible for any severance or other employee benefit arising out of an individual's employment by Seller prior to the Closing Date. Nothing herein will be deemed to give any individual a right of employment and Buyer shall not be obligated to hire any of Seller's employees.

            (j) EMPLOYEE RELATIONS AND BENEFIT PLANS. Set forth on Schedule 4.1(j) is an accurate and complete list of all agreements of any kind between Seller and its employees or group of employees, including, without limitation, employment agreements, collective bargaining agreements and benefit plans. Except as set forth in 26 CFR 54.4980B-9 Buyer shall not, by the execution and delivery of this Agreement or otherwise, become obligated to or assume any liabilities or contractual obligations with respect to any employee of Seller or otherwise become liable for or obligated in any manner (contractual or otherwise) to any employee of Seller, including, without limiting the generality of the foregoing, any liability or obligation pursuant to any collective bargaining agreement, employment agreement, or pension, profit sharing or other employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained by Seller or to which Seller contributes or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller.

            (k) FINANCIAL STATEMENTS. Schedule 4.1(k) attached hereto contains the following financial statements of Seller (collectively, the "Unaudited Financials"): (a) unaudited balance sheets and statements of operations as of and for the fiscal years ended September 30, 2002, September 30, 2003, and September 30, 2004, and (b) the unaudited balance sheet (the "Most Recent Balance Sheet") and statements of operations as of and for the one
      (1) month ended October 31, 2004 (the "Balance Sheet Date"). The Unaudited Financials have been prepared in accordance with accounting principles consistently applied with during prior periods, are complete and correct in all material respects and fairly present the financial condition and results of the operation of Seller as of the dates and for the periods indicated thereon, and contain and reflect adequate reserves for all material liabilities and obligations of Seller of any nature, whether absolute, contingent or otherwise, except for liabilities and obligations which are not required to be stated and reserves not required to be maintained under Generally Accepted Accounting Principles and except in the case of Unaudited Financials covering interim periods to year end adjustments, the net effect of which shall not be material in nature or amount. Except as may be noted thereon, the statements of income included in the Unaudited Financials do not contain any material items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business. Except as set forth on Schedule 4.1(k), the books of account of Seller have been maintained in all material respects in accordance with prudent business practices.

            (l) ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Unaudited Financials or on Schedule 4.1(l), since the Balance Sheet Date, there has not occurred:

                  (i) Any adverse change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Seller not reflected in the Unaudited

            Financials which are specific to Seller and not general to business or inventory which would involve a one-time loss or a loss of revenue during a twelve-month period of in excess of $10,000;

                  (ii) Any cancellation of an existing Customer Contract
            (written or oral) with respect to which the customer is obligated to pay in excess of $5,000 per month. (Buyer acknowledges that there can be inconsistent revenue streams due to the cyclical nature of temporary construction sites and other non-contract temporary customers.);

                  (iii) Except for changes in the ordinary course of business consistent with past practices, any amendment or modification of any material Contract, or any termination of any agreement that would have been a material Contract were such agreement in existence as of the date hereof;

                  (iv) Any increase in the compensation (including, without
            limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any officer, director or employee of, or consultant to, Seller;

                  (v) Any transaction by Seller, whether or not covered by the foregoing, not in the ordinary course of business and not consistent with past practices;

                  (vi) Any alteration in the manner of keeping the books,
            accounts or records of Seller, or in the accounting practices therein reflected;

                  (vii) Any acquisition or redemption by Seller of any of its equity securities or any loan by Seller to any of its security holders or partners as applicable;

                  (viii) [Intentionally Deleted]

                  (ix) Any damage or destruction to, or loss of, any assets or property owned, leased or used by Seller (whether or not covered by insurance) in excess of $5,000; and Seller has not:

                  (x) created or permitted the creation or imposition of any security interest upon any of the Assets, except for security interests arising by operation of law or in the ordinary course of Seller's business and which will terminate at Closing;

                  (xi) waived any of its rights or claims that singly or in the aggregate are material to the Business;

                  (xii) postponed the payment of any Accounts Payable;

                  (xiii) entered into any employment agreement or modified the terms of any existing employment agreement;

                  (xiv) adopted, amended, modified or terminated any collective bargaining agreement, or pension, profit sharing or other employee benefit plan;

                  (xv) canceled or terminated any Customer Account with respect to which the customer is obligated to pay in excess of $5,000 per month; or

                  (xvi) entered into any agreement to do any of the things
            described in the preceding subsections (i) - (xv) of this Section 4.1(l).

            (m) TAXES. No federal, state, local or other tax returns or reports filed by Seller (whether filed prior to, on or after the date hereof) with respect to the Business or the Assets will result in any taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise. All federal, state and local taxes due and payable with respect to the Business or the Assets have been paid, including, without limiting the generality of the foregoing, all federal, state and local income, sales, use, franchise, excise and property taxes.

            (n) HAZARDOUS MATERIALS. Except in a manner which is in material compliance with applicable Environmental Laws, neither Seller nor Shareholder has ever generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of: (i) hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges, petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, lead, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls ("PCBs"), and radon gas;
      (ii) any chemicals, materials, waste or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any Environmental Laws (as hereinafter defined) (herein, collectively, "Hazardous Materials"); and
      (iii) any other chemical, material, waste or substance which is in any way regulated by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any materials such as asbestos and lead. The term "Environmental Laws" includes, but is not limited to, any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now in effect and in each case as amended to date and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to the environment, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801, et seq.; the Resource

      Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sections 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1201 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601, et seq.; the Clean Air Act, 42 U.S.C. Sections 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. Sections 3808, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C.
      Section 136, et seq.; applicable State law counterparts of the foregoing, and the rules and regulations promulgated under any of the foregoing. Seller has never owned, operated, had an interest in, engaged in and/or leased a waste transfer, recycling, treatment, storage or disposal facility, business or activity other than the Business. In most cases, Seller has obtained and maintained all necessary trip tickets, signed by the applicable waste generators, and other records demonstrating the nature of the waste transported in connection with the Business. To Seller's knowledge, no employee, contractor or agent of Seller has, in the course and scope of employment with Seller, been harmed by exposure to Hazardous Materials. Seller has no direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance into the environment and to Seller's knowledge, no portion of the Operations Property is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the State of South Carolina. Attached hereto as Schedule 4.1(n) is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Seller, none of which sites is, to Seller's actual knowledge, listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any comparable South Carolina list. To Seller's actual knowledge, neither Seller nor Shareholder is listed as a potentially responsible party under CERCLA or any comparable or similar South Carolina statute; to Seller's knowledge, neither Seller nor Shareholder has received any notice of such a listing; and to Seller's knowledge, neither Seller nor Shareholder knows of any facts or circumstances which could give rise to such a listing.

            (o) GOVERNMENT NOTICES; PERMITS; INTANGIBLE RIGHTS. Seller has delivered to Buyer on Schedule 4.1(o) an accurate list and summary description as of the Closing Date of all of its certificates of need, permits, titles (including motor vehicle titles and current registrations), fuel permits, licenses, orders, approvals, franchises, certificates, trademarks, trade names, patents, patent applications and registered copyrights owned or held by Seller with respect to the Assets, all of which are valid, in good standing and in full force and effect. Except as set forth on Schedule 4.1(o), such permits, titles, licenses, orders, approvals, franchises, certificates, trademarks, trade names, patents, patent applications, copyrights and similar rights of approvals are adequate for the operation of the Assets. Except as set forth on
      Schedule 4.1(o), Seller has delivered or in connection herewith is delivering to Buyer a description and copies as of the date of this Agreement and as of the Closing of all of its material records, reports, notifications, certificates of need, permits, pending permit applications, engineering studies, environmental impact studies filed or submitted or required to be filed or submitted to governmental agencies, other governmental approvals or applications for approval and of all material notifications from such governmental agencies, with respect to the Assets which are in its possession where such filings are related to motor vehicles, fuel or environmental matters. Buyer agrees to maintain such records for not less than the time required by law for Buyer or Seller to maintain such records. Notwithstanding, the foregoing Seller shall retain all fuel receipts but shall provide reasonable access thereto to Buyer upon reasonable prior written notice. All of the statements made and all of the information provided by Seller or its agents or representatives in the permit documents with respect to the Permits, are true and correct in all material respects.

            (p) ABSENCE OF PRICE RENEGOTIATION CONTRACTS. Seller is not now nor has ever been a party to any governmental contracts subject to price redetermination or renegotiation.

            (q) GROSS REVENUES. The gross revenues generated by the Business for the twelve-month period ended September 30, 2004, were $***.

            (r) ABSENCE OF CERTAIN BUSINESS PRACTICES. Seller has not, nor has any employee, agent or other person acting on Seller's behalf, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) that would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

            (s) TRANSACTIONS WITH RELATED PARTIES. Except as set forth on
      Schedule 4.1(s) attached hereto, since January 1, 2001, (i) there have been no transactions by Seller with (x) any member of Shareholder's family, (y) any person or legal entity that is directly or indirectly controlled by Shareholder or one or more members of Shareholder's family, or (z) any person or legal entity that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with Seller (those identified in (x) through (z) above being referred to collectively as a "Related Party"), and (ii) there are no written agreements now in effect between Seller and any Related Party. In addition, none of the transactions with Shareholder or any Related Party that have occurred has provided to Seller assets, income, financing or business on a basis significantly more or less favorable than that available from unaffiliated persons. Schedule 4.1(s) also (i) states the amounts due from Seller to any Related Party and the amounts due from any Related Party to Seller, (ii) describes the transactions out of which such amounts due arose, and (iii) describes any interest of Seller or any Related Party in any supplier or customer of, or any other entity that has had business dealings with, Seller. After the Closing, except as set forth on Schedule 4.1(s), there will be no obligations or other liabilities between Buyer, on the one hand, and Seller or any Related Party, on the other hand, other than pursuant to this Agreement.

            (t) INSURANCE. Attached to Schedule 4.1(t) is a complete set of copies of all insurance policies or certificates regarding same and of all claims made by Seller on any liability or other insurance policies during the past five years, and loss runs for the past five years. Schedule 4.1(t) is a complete list of all insurance currently in place over the three years preceding the Closing, and accurately sets forth the types of coverages, deductible amounts, carriers and expiration dates thereof. Except as included in Schedule 4.1(t), no notice or other communication has been received by the Seller from any insurance company within the three years preceding the Closing canceling or threatening to cancel the insurance policies.

            (u) ABSENCE OF UNDISCLOSED LIABILITIES. There are no material liabilities of Seller, whether absolute, accrued, contingent or otherwise, and whether due or to become due, not reflected on or reserved for in the Unaudited Financials, as applicable, except for executory obligations under contracts including those not assigned to Buyer in connection herewith, immaterial Contracts for the purchase of supplies or the sale of products incurred in the ordinary course of business. There are no commitments, Contracts or undertakings covering purchases in excess of Seller's normal operating requirements or covering the purchases of items of Equipment in excess of the requirements of Seller.

            (v) NO POWERS OF ATTORNEY OR SURETYSHIPS. Except as set forth on
      Schedule 4.1(v), (i) Seller has not granted any general or special powers of attorney, and (ii) Seller has no obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

            (w) BROKERAGE FEES. No person or legal entity is entitled to any brokerage or finder's fee or other commission from Seller or Shareholder in connection with the Closing of this Agreement or the consummation of the transactions contemplated hereunder.

            (x) LETTERS OF CREDIT, BONDS, ETC.

                  (i) Except as disclosed in Schedule 4.1(x), Seller is not the beneficiary of any letters of credit, performance or other bonds, or any other financial instruments guaranteeing the payment or performance of any third party under any Contract; and

                  (ii) Except as disclosed in Schedule 4.1(x), Seller is not required to provide any letter of credit, performance or other bond, or any other financial instrument for the purpose of guaranteeing the Seller's payment or performance under any Contract.

            (y) COMPLETENESS OF DISCLOSURE. This Agreement and the Schedules hereto and to the knowledge of Seller all other material written information and documents furnished to Buyer and its representatives and upon which Buyer can demonstrate that it relied and as a result of such reliance was damaged do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If either Seller or Shareholder becomes aware of any fact or circumstance which would change a representation or warranty of Seller or Shareholder in this Agreement, the party with such knowledge shall immediately give notice of such fact or circumstance to Buyer. However, such notification shall not relieve Seller or Shareholder of his, her or its respective obligations under this Agreement, and at the sole option of Buyer, the truth and accuracy of any and all warranties and representations of Seller and Shareholder at the date of this Agreement shall be a precondition to the consummation of this transaction.

      SECTION 4.2 SURVIVAL. Each of the representations and warranties set forth in this Article 4 shall survive the Closing and the transfer of the Assets for the period of time and as more fully set forth in Section 8.6 hereof.

                 ARTICLE 5. COVENANTS OF SELLER AND SHAREHOLDER

      SECTION 5.1 TRANSITION OPERATIONS. From and after the Closing until the period of the noncompete provisions set forth in Section 5.2 have terminated, neither Seller nor Shareholder will take any action that is designed or intended to have the effect of discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that it maintained with Seller before the Closing. Specifically, and without limitation, after the Closing until the period of the non compete provisions set forth in Section 5.2 have terminated, Seller and Shareholder will:

            (a) Refer all customer inquiries relating to the Business to Buyer; and

            (b) For a period of 120 days following the date of Closing, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer. Such assistance shall include, without limitation, assisting Buyer in obtaining contracts with current customers, routing transition activities and developing sufficient information to allow Buyer to compile accurate customer billings, and immediately upon receipt, deliver original certificates of title and/or registrations with respect to the Rolling Stock and the Equipment, duly endorsed by Seller to Buyer. The foregoing is not intended to require Shareholder to maintain regular office hours or work on anything other than a part-time basis. Any and all costs or expenses incurred by Seller or Shareholder including travel expenses in connection with the foregoing shall be paid by Buyer.

            (c) For the initial period of 30 days following the Closing within the 120 day period described above, Shareholder shall assist Buyer on a full-time basis for consideration of $2,000 payable during such period.

      SECTION 5.2 NONCOMPETITION.

            (a) For a period of *** after the Closing, except as set forth in the following paragraph, neither (i) Seller, nor (ii) Shareholder, shall for any reason whatsoever, directly or indirectly, for itself or himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever kind or nature engage, as an officer, director, shareholder, owner, manager, Shareholder, partner, joint venturer, lender or in any other capacity, whether as an employee, independent contractor, consultant, advisor, agent or otherwise, or as a sales representative, of any business in direct or indirect competition with Buyer located or operating within *** (the "Territory"). For purposes of this Agreement, the term "Affiliate" shall mean in respect of any specified party, any other person or legal entity that, directly or indirectly, controls, is controlled by, or is under common control with, such specified party or if such specified party.

      Notwithstanding the foregoing provisions of this paragraph (a) Seller and the Shareholder may be a passive investor owning no more than five percent (5%) of the outstanding equity securities (including, but not limited to, debt or other obligations that are convertible into equity securities) of any corporation or other entity the equity securities of which are listed on a national securities exchange or traded on the NASDAQ National Market System and with which such persons have no other connection whatsoever.

            (b) For a period of *** after the Closing Date, neither Seller nor Shareholder shall offer to employ any person who is, at that time, or who has been known by Shareholder to have been within one (1) year prior to that time, an employee of the Business.

            (c) For a period of *** after the Closing Date, neither Seller nor Shareholder shall engage or participate in any effort or act to solicit or induce any customer, supplier, associate, employee, sales or other agent, independent contractor or other person that has a business relationship with the Business, within the Territory, or which has been a customer, supplier, employee, sales or other agent, independent contractor, or other person in a business relationship with the Business, Buyer or any of Buyer's Affiliates within the Territory within *** prior to that time, to discontinue such relationship with the Business.

            (d) Seller and Shareholder acknowledge that the damages that would be suffered by Buyer as a result of any breach of the provisions of this
      Section 5.2 may not be calculable and that an award of a monetary judgment for such a breach would be an inadequate remedy. Consequently, Buyer shall have the right, in addition to any other rights it may have, to obtain, in any court of competent jurisdiction, injunctive relief to restrain any breach or threatened breach of any provision of this Section 5.2 or otherwise to specifically enforce any of the provisions hereof, and Buyer shall not be obligated to post a bond or other security in seeking such relief. This remedy is in addition to damages directly or indirectly suffered by Buyer or its Affiliate and if the court or other tribunal determines that the breach or threatened breach was material and it is otherwise equitable, reasonable attorneys fees.

            (e) Each of Seller and Shareholder hereby acknowledges and agrees that a part of the consideration for the agreements contained in this
      Section 5.2 is the aggregate of the direct and indirect benefits that each of Seller and Shareholder are receiving under this Agreement and the Auxiliary Agreement, including but not limited to the Purchase Price paid by Buyer. Each of Seller and Shareholder further acknowledges and agrees that this Agreement contains reasonable limitations as to the time, geographical area, and scope of activity to be restrained, and does not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer, the value of the Assets and the Business acquired by Buyer. Therefore, each of Seller and Shareholder agrees that all restrictions are fairly compensated for and that no unreasonable restrictions exist. In the event that any court of competent jurisdiction finally determines that the time period, scope or the geographic area of any covenant contained in this Section 5.2 is unreasonable or excessive and any such covenant is to that extent made unenforceable, the parties agree that the restrictions contained in this
      Section 5.2 shall remain in full force and effect for the greatest time period and scope and within the greatest geographic area as is permissible without rendering such covenant unenforceable. The parties intend that each of the covenants contained in Sections 5.2(a), (b), (c) and (d) shall be deemed to constitute separate covenants. The parties further agree that the consideration paid to the Seller hereunder is paid for the benefit of Shareholder, that Shareholder will derive substantial benefits therefrom and, therefore, the covenants contained in this Section 5.2 are binding upon Shareholder.

            (f) All of the covenants contained in this Section 5.2 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of either Seller or Shareholder against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of such covenants.

            (g) Each of Seller and Shareholder agrees that the covenants contained in this Section 5.2 are a material and substantial part of this transaction.

            (h) Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which it would have no other adequate remedy, Buyer and each of Seller and Shareholder agrees that, in the event of a breach by either of Seller or Shareholder of any of the covenants contained in this Article 5, such covenant or covenants may be enforced against each of Seller and each Shareholder by injunctions and restraining orders.

            (i) Notwithstanding the above, in the event there is a default under the Convertible Note, and such default continues for ten (10) business days after written notice thereof, the provision of this Section 5.2 shall terminate for all time.

      SECTION 5.3 AUDIT ASSISTANCE. Buyer, at its own cost and expense, may engage external auditors to audit Seller's financial records relating to the Business (including up to three years of historical data). Seller agrees to take all commercially reasonable efforts (at Buyer's cost) to cooperate with any such audit and to assist in the completion of such audit, including, without limitation, by providing, executing and acknowledging all such documents that are necessary to complete the audit (including having Seller's financial records converted, for Buyer's use only, to accrual based accounting financials in accordance with GAAP), and by making any representations regarding the Business and Seller's financial records, as may be reasonably requested by Buyer or the external auditors and which Seller reasonably believes are accurate.

      SECTION 5.4 SURVIVAL. Each of the covenants set forth in Sections 5.1 and
5.3 shall survive the Closing, the transfer of the Assets, the Bill of Sale and all other documents, instruments or agreements relating to the transactions contemplated herein as set forth in Section 8.7. Each of the covenants set forth in Section 5.2 shall survive the Closing, the transfer of the Assets, the Bill of Sale and all other documents, instruments or agreements relating to the transactions contemplated herein as set forth in Section 5.2.

               ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER

      SECTION 6.1 Buyer represents and warrants to the Seller that:

            (a) Due Organization. Buyer is a duly organized and validly existing Delaware limited liability company, duly qualified or authorized to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on its business.

            (b) Execution. Subject to receipt of the approval of WCA's and Buyer's Board of Directors, (i) the execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite corporate action on the part of Buyer and WCA, and (ii) this Agreement constitutes the legal, valid and binding obligation of Buyer and WCA enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditor's rights generally and except for the limitations imposed by general principles of equity.

            (c) Conformity with Law. Buyer and WCA have the power and right to enter into and perform this Agreement and the transactions contemplated herein. Neither Buyer's nor WCA's execution of this Agreement nor the consummation of the transactions contemplated herein violate or conflict with (i) any law, rule, regulation, ordinance or decree applicable to Buyer or WCA; (ii) any provision of Buyer's Certificate of Organization or Limited Liability Company Agreement; (iii) any provision of WCA's Certificate of Incorporation or By-Laws; or (iv) any material agreement or instrument to which Buyer or WCA is a party or by which it is bound.

            (d) Due Diligence.

            (i) Buyer has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transaction contemplated by this Agreement. Buyer confirms that Shareholder has provided to the Buyer the opportunity to ask questions of the management of the Seller and to acquire such additional information about Seller and financial condition of Seller as the Buyer requested, and to Buyer's knowledge, all such information has been received. Buyer further acknowledges that neither Seller nor any Shareholder, director, officer, employee, or agent has made any warranty, express or implied, as to the future profitability of the Business for Buyer, or with respect to any forecasts, projections, or business plans prepared by or on behalf of Seller or Shareholder and delivered to Buyer in connection with the Business and the negotiation and the execution of this Agreement.

            (ii) Buyer is not aware of any inaccuracies of representations and warranties of Seller under this Agreement. To the extent that Buyer has become aware of any such inaccuracies prior to Closing (through its due diligence or otherwise), Seller shall have no obligation to indemnify Buyer under this Agreement.

      SECTION 6.2 SURVIVAL. Each of the representations and warranties set forth in this Article 6 shall survive the Closing and the transfer of the Assets.

                    ARTICLE 7. NON-ASSUMPTION OF LIABILITIES

      SECTION 7.1 NON-ASSUMPTION OF LIABILITIES. Buyer does not assume and shall not be responsible for any liabilities, indebtedness or obligations of the Selling Parties or the Business other than the Assumed Obligations (as defined herein). Without limiting the generality of the foregoing sentence, the Parties hereby agree that except as expressly set forth in Section 7.2 hereof, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of either Seller or Shareholder whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, including, without limiting the generality of the foregoing, any liability or obligation of Seller or Shareholder arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing Date and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral); (b) any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory; (c) a violation of any Applicable Laws or the requirements imposed by any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Seller other than ad valorem property taxes and similar taxes prorated on closing statement; (d) the generation, collection, transportation, storage or disposal by Seller of any materials, including, without limitation, Hazardous Materials, prior to the Closing Date; (e) an agreement or arrangement between Seller and its employees or any labor or collective bargaining unit representing any such employees; (f) the severance pay obligation of Seller or any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by Seller or to which Seller contributes, or any contributions, benefits or liabilities therefor, or any liability for the withdrawal or partial withdrawal from or by reason of the termination of any such plan or program by Seller; (g) indebtedness and all other obligations and liabilities of Seller to any bank or other lender, except to the extent any such obligations or liability is an Assumed Liability; (h) Seller and unrelated to Buyer initiated at any time, whether or not listed on Schedule 4.1(h) (and to the extent any liability or obligation arises out of or relates to both Seller and Buyer, each party's liability shall be proportionately allocated between the parties); (i) any liability, obligation, cost or expense related to the Excluded Assets; (j) any liability, obligation cost or expense related to the Operations Property, including, without limitation, the environmental condition thereof; (k) the liabilities or obligations of Seller for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder; (l) any liability or obligation of Seller for taxes of any kind, related to periods before the Closing Date, or whether incurred by Seller in connection with this Agreement, the Business or the transactions contemplated hereby, except any taxes incurred in connection with the operation of the Business by Buyer or otherwise attributable to a period of time after the Closing; (m) any liability or obligation to pay for any products, goods, raw materials or services delivered or provided to Seller in respect of the Business or otherwise, except to the extent such liability or obligation is an Assumed Liability; (n) any liability or obligation of Seller under any guarantee or any agreement to provide indemnification to any other person or entity unless as a part of an assumed contract; (o) any liability or obligation arising from the acts or omissions of Seller except to the extent that any such liability or obligation is an Assumed Obligation; (p) all trade payables and accruals of the Seller in respect of the Business or otherwise; (q) that certain Disposal Agreement by and between Waste Reduction of South Carolina, Inc. and Laurens County Landfill, LLC dated October 5, 2001; and (r) that certain Disposal Agreement by and between Waste Reduction of South Carolina, Inc. and R&B Landfill, Inc. dated August 1, 1998, as amended by that certain First Amendment to Disposal Agreement dated June 29, 2000 ((a) through (r) being referred to collectively as the "Retained Liabilities"). The Seller shall retain all of the Retained Liabilities. The assumption of the Assumed Liabilities by Buyer hereunder shall not in any respect enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith any of the Assumed Liabilities with any third party. Seller agrees to indemnify Buyer and its successors and assigns from and against any liabilities or obligations related to any Retained Liabilities in accordance with Section 8.1 hereof.

      SECTION 7.2 ASSUMPTION OF SPECIFIC LIABILITIES. At the Closing, Buyer shall assume and shall thereafter pay, discharge and perform in the ordinary course and without enlarging the rights of any third party, the liabilities and obligations appearing in Schedule 7.2 and the following liabilities and obligations (collectively, the "Assumed Obligations"):

            (a) the Contracts, except that Buyer shall not be responsible for any payments or the performance of any obligations under any such Contracts which relate to periods prior to the Closing; and

            (b) the leases listed on Schedule 7.2(b), except that Buyer shall not be responsible for any payments under any such leases which relate to periods prior to the Closing;

            (c) the liabilities and obligations related to the operation of the Business after the Closing Date, except for all such liabilities and obligations arising out of facts and circumstances existing prior to the Closing Date; and

            (d) the note of Seller to Cornerstone Bank dated November 4, 2004 in the principal amount of $127,645.00 with respect to a 2005 Peterbilt Model 357 Serial #1NPALUOXX5N845876.

                           ARTICLE 8. INDEMNIFICATION

      SECTION 8.1 INDEMNIFICATION BY SELLER AND SHAREHOLDER. Notwithstanding any investigation at any time made by or on behalf of Buyer, Seller and Shareholder, jointly and severally, agree to defend, indemnify and hold harmless Buyer, and its officers, shareholders, directors, divisions, subdivisions, affiliates, parent, employees, agents, successors, assigns and the Assets (collectively the "Buyer Indemnified Parties") from and against all losses, claims, actions, causes of action, damages, liabilities, penalties, interest, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' and accountants' fees and other expenses), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, (collectively the "Losses") which result, either before or after the Closing Date, from any:

            (a) inaccuracy in any representation or warranty made by any of Seller or Shareholder in this Agreement or pursuant hereto;

            (b) breach of any representation or warranty under this Agreement by any of Seller or Shareholder in this Agreement or pursuant hereto;

            (c) failure of any of Seller or Shareholder to perform and observe any term, provision, covenant, agreement or condition under this Agreement or any other instrument contemplated by this Agreement, including, without limitation, the covenants and agreements contained in Section 5.2 hereof;

            (d) other than the Assumed Obligations, any liability of any of Seller or Shareholder imposed upon Buyer (including, without limitation, all liability for the generation, collection, transportation, storage or disposal of any materials, including, without limitation, Hazardous Materials, whether or not disclosed on Schedule 4.1(n) hereof);

            (e) any material misrepresentation in, or omission from, any Schedule to this Agreement;

            (f) any liability of any of Seller or Shareholder imposed upon Buyer as a result of any of Seller or Shareholder's failure to qualify for an exemption from, and obtain the protection afforded by compliance with, the notification requirements of, the bulk transfer or sales laws in force in such jurisdictions in which such laws may be applicable to any of Seller or Shareholder or the transactions contemplated under this Agreement;

            (g) any liability of any of Seller or Shareholder resulting from one or more pending or threatened lawsuits, whether or not listed on Schedule 4.1(h);

            (h) any liability to, or asserted by, any employee or former employee of Seller or beneficiary of any such employee or former employee arising from events occurring prior to the Closing Date with respect to their employment with Seller or from any of Seller or Shareholder's alleged conduct prior to the Closing Date;

            (i) any liability of any of Seller or Shareholder to creditors of any of Seller or Shareholder which liability is imposed on Buyer whether as a result of bankruptcy proceedings or otherwise and whether as an account payable by either Selling Party or as a claim of alleged fraudulent conveyance or preferential payments within the meaning of the United States Bankruptcy Code or otherwise;

            (j) all taxes of any of Seller or Shareholder for all taxable periods (or parts thereof) ending on or before the Closing Date or otherwise attributable to the operations, transactions, assets, or income of any of Seller or Shareholder or its or his predecessors prior to the Closing Date or otherwise attributable to any of Seller or Shareholder as a result of the consummation of the transactions contemplated hereunder, together with any expenses (including, without limitation, settlement costs and any attorneys', accountants' and consultants' fees and other expenses) incurred in connection with the contesting, collection or assessment of such taxes; and

Buyer shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account of the matters referred to in subparagraphs (a) - (m) of this Section 8.1 if the same shall be suffered, paid or incurred by Buyer, or any parent, subsidiary, affiliate, or successor of Buyer, as applicable. The amount of the loss, claim, action, cause of action, damage, liability, expense or other cost deemed to be suffered, paid or incurred by Buyer shall be an amount equal to the loss, claim, action, cause of action, damage, liability, expense or other cost suffered, paid or incurred by such parent, subsidiary, affiliate, or successor to the extent reasonable.

      SECTION 8.2 INDEMNIFICATION BY BUYER. Notwithstanding any investigation at any time made by or on behalf of Buyer, Buyer agrees to defend, indemnify and hold harmless Seller and Shareholder and to the extent applicable, their officers, directors, employees, agents, successors, heirs and assigns from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result, either before or after the date of this Agreement, from any:

            (a) inaccuracy in any representation or warranty made by Buyer in this Agreement or pursuant hereto;

            (b) breach of any representation or warranty made by Buyer under this Agreement or pursuant hereto;

            (c) failure of Buyer duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement or any other instrument contemplated by this Agreement; (d) misrepresentation in or omission from any of Buyer's Schedules to this Agreement;

            (e) liabilities or obligations related to the operation of the Business after the Closing Date, except for all such liabilities or obligations arising out of facts and circumstances existing prior to the Closing Date; and

            (f) any liability of Buyer imposed upon Seller.

      SECTION 8.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party obligated to provide indemnification (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation hereunder to the extent such failure does not materially prejudice the Indemnifying Party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.

      SECTION 8.4 DEFENSE. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to the Agreement, the Indemnifying Party at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding within thirty (30) days after written notice of the claim is received subject to a reservation of rights to contest its indemnity obligation and obtain reimbursement from Indemnified Party for its costs and expenses in defending and settling same. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, or if the Indemnifying Party fails to take reasonable steps necessary to diligently defend the claim after receiving notice from the Indemnified Party that it believes the Indemnifying Party has failed to do so, the Indemnified Party may assume the defense of such claim; provided, further, that the Indemnified Party may not settle such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and expenses of counsels retained by the Indemnified Party and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third-party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third-party claim in a reasonably prudent manner. The parties agree to render, without compensation but with reimbursement for out-of-pocket costs, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

      SECTION 8.5 CERTAIN CLAIMS BY SHAREHOLDER. Notwithstanding anything contained in this Agreement, Shareholder hereby agrees that he will not make any claim for indemnification against Buyer by reason of the fact that he was a shareholder, manager, director, officer, shareholder, employee or agent of Seller, or was serving at the request of Seller as a shareholder, manager, director, officer, shareholder, employee or agent of another entity, whether such claim is for judgment, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise or whether such claim is made pursuant to any statute, charter document, bylaw, agreement or otherwise, with respect to any action, lawsuit, proceeding, complaint, claim or demand brought by Buyer against Shareholder pursuant to or arising under this Agreement.

      SECTION 8.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. This Agreement, including, but not limited to, all covenants, warranties and representations contained herein, shall survive the Closing and the Bill of Sale, and all other documents, instruments or agreements relating to the Assets and the transactions contemplated herein, and shall not be deemed merged therein; provided however the warranties, representations and covenants shall only survive for a period of *** except for warranties, representations and covenants in respect of post-closing instruction, access to records and the like, taxes, ERISA liability and environmental matters which shall survive until the expiration of the applicable statute of limitations.

      SECTION 8.7 LIMITATIONS ON INDEMNIFICATION.

            (a) Any claim for indemnity under this Article 8 with respect to representations, warranties and covenants shall be made within *** following the end of the applicable survival period and with respect to any other matters within *** of the date of Closing.

            (b) Buyer Indemnified Parties shall not make any claim against Seller or Shareholder hereunder except to the extent that the aggregate amount of Losses for which such claiming parties are otherwise entitled to indemnification pursuant to this Article 8 together with losses under the Auxiliary Agreement and the Transition Agreement exceeds $*** (the "Basket") whereupon the claiming parties shall be entitled to be paid the excess of the aggregate amount of all such Losses over the Basket subject to the limitations on maximum amount of recovery set forth in Section 8.7(c).

            (c) The aggregate Losses payable by Seller and Shareholder pursuant to this Article 8 with respect to all claims for indemnification together with all claims under Article 8 of the Auxiliary Agreement and the Transition Agreement shall not exceed $*** (the "Cap"); provided, however, that this limitation shall not apply in the event of fraud.

            (d) The gross amount which an Indemnifying Party is liable to, for, or on behalf of the Indemnified Party pursuant to this Article (the "Indemnifiable Loss") shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party related to the Indemnifiable Loss, and shall be further reduced to take account of any tax benefit to the Indemnified Party arising from the Indemnifiable Loss. If an Indemnified Party shall have received or shall have had paid on its behalf an indemnity payment in respect of an Indemnifiable Loss and shall subsequently receive directly or indirectly insurance proceeds or tax benefits in respect of such Indemnifiable Loss, then such Indemnified Party shall pay to such Indemnifying Party the amount of such insurance proceeds and tax benefits or, if less, the amount of such indemnity payment. For purposes of this Section, tax benefits arising from an Indemnifiable Loss shall be determined after taking into account the tax detriment, if any, arising from the receipt of insurance proceeds or indemnification payments by or on behalf of the Indemnified Party and the tax benefit, if any, to the Indemnified Party arising from any payments to the Indemnifying Party.

            (e) To the extent there are outstanding obligations under the Convertible Note, any obligation of Seller or Shareholder to indemnify Buyer shall be first offset against the Convertible Note and any remaining sums shall be paid by Seller and shareholder.

      SECTION 8.8 SOLE REMEDY. The provisions of this Article 8 shall be the sole remedy available to a person for a breach of this Agreement.

                               ARTICLE 9. GENERAL

      SECTION 9.1 FURTHER ASSURANCES. From time to time after the Closing, each of Seller and Shareholder will, without further consideration, execute and deliver such other instruments of conveyance and transfer, and take such other action as Buyer reasonably may request to more effectively convey and transfer to and vest in Buyer and to put Buyer in possession of the Assets to be transferred hereunder. Each of Seller and Shareholder will cooperate and use their best efforts to have the present officers, directors and employees of Seller cooperate with Buyer on and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing.

      SECTION 9.2 JOINT AND SEVERAL OBLIGATIONS. All representations, warranties and agreements of Seller and Shareholder under this Agreement, the Schedules and the transactions contemplated hereby shall be joint and several.

      SECTION 9.3 NO WAIVER. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; not shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

      SECTION 9.4 [Intentionally Deleted]

      SECTION 9.5 NOTICE. All notices or communications required or permitted under this Agreement shall be given in writing and served either by personal delivery, overnight courier or by deposit in the United States mail and sent by first class registered or certified mail, return receipt requested, postage prepaid:

If to the Seller or

                      Shareholder:      Gary W. Seymore
                                        1327 Shadow Lane
                                        Anderson, SC 29625

                      with a copy to:   Frank C. Williams III
                                        Leatherwood Walker Todd & Mann, P.C.
                                        300 E. McBee Avenue, Suite 500
                                        P. O. Box 87
                                        Greenville, SC 29602

 If to Buyer:         WCA Shiloh Landfill, L.L.C.
                      One Riverway, Suite 1400

                      Houston, Texas 77056
                      Attn: Jerome M. Kruszka, President

with a copy to:       WCA Waste Corporation
                      One Riverway, Suite 1400
                      Houston, Texas 77056
                      Attn: J. Edward Menger, Vice President & General Counsel

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three days after deposit in the U.S. mail as provided above, or when actually received, if earlier. Either party may change the address for notices or communications to be given to it by written notice to the other party given as provided in this Section.

      SECTION 9.6 ENTIRE AGREEMENT. This Agreement, and the Exhibits, Schedules hereto, Auxiliary Agreements, and the other agreements referred to herein (all of which the parties hereto acknowledge are in writing), constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

      SECTION 9.7 BINDING EFFECT; ASSIGNMENT. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, legal representatives, successors and permitted assigns. Neither Seller nor Shareholder may delegate any of its or his respective duties or obligations hereunder, save and except that Seller and the Shareholder may assign their rights hereunder to a qualified intermediary for purposes of consummating a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Buyer may assign this Agreement without the consent of any of Seller or any Shareholder; provided, however, that the assignee under such assignment shall agree to assume the obligations of the assignor under this Agreement.

      SECTION 9.8 [Intentionally Deleted]

      SECTION 9.9 EXPENSES OF TRANSACTION. Seller and Shareholder shall pay all costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and expenses of the Seller's and Shareholder's attorneys and accountants and will make all necessary arrangements so that the Assets will not be charged with or diminished by any such cost or expense. Buyer shall pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby and thereby, including without limitation, the fees and expenses of its attorneys and accountants and for obtaining title insurance on the Operations Property.

      SECTION 9.10 BROKER'S COMMISSION. Seller and Shareholder represents and warrants to Buyer, and Buyer represents and warrants to each of Seller and Shareholder, that the warranting party has had no dealings with any third-party dealer, broker or agent so as to entitle such dealer, broker or agent to a commission or fee in connection with the sale of the Assets to Buyer hereunder. If for any reason any commission or fee shall become due, the party dealing with such dealer, broker or agent shall pay such commission or fee and agrees to indemnify and save the other party harmless from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expense relating to such claim.

      SECTION 9.11 MODIFICATION; REMEDIES CUMULATIVE. This Agreement may not be changed, amended, terminated, augmented, rescinded or otherwise altered, in whole or in part, except by a writing executed by all of the parties hereto. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      SECTION 9.12 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      SECTION 9.13 DUE DILIGENCE INVESTIGATION; KNOWLEDGE. All representations and warranties contained herein that are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof. Without limiting the foregoing sentence, when any fact is stated to be "to the knowledge of Seller" or "to the best of Seller's knowledge," such reference shall mean that which Gary W. Seymore knows or as a business owner should know in the ordinary course of business. The representations, warranties and covenants of each Selling Party shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Buyer, or its respective representatives unless Buyer obtains actual knowledge to the contrary.

      SECTION 9.14 [Intentionally Deleted]

      SECTION 9.15 [Intentionally Deleted]

      SECTION 9.16 ALLOCATION OF CERTAIN EXPENSES.

            (a) All Allocable Expenses (as defined below) shall be prorated between pre-Closing and post-Closing periods, and between the Seller and the Buyer, based on the number of days elapsed, unless it is otherwise evident on the face of an invoice or bill that a particular item, service or expense is specifically attributable to a period before or after the Closing. Allocation and settlement of all Allocable Expenses paid by the parties shall be made within sixty (60) days following the Closing Date.

            (b) "Allocable Expenses" means and includes operating expenses of the Business benefiting or attributable to a period beginning before and ending after the Closing Date. Examples of Allocable Expenses include items such as rent, electricity, water, gas and telephone service, advertising, equipment rental, maintenance expenses, and the like. "Allocable Expenses" shall not include payroll expense, insurance expense, interest expense or any other expense attributable solely to the operation of the Assets or the conduct of the Business by the Seller, nor any property taxes or assessments prorated at Closing.

      SECTION 9.17 MEDIATION/ARBITRATION.

            (a) In the event of any dispute under this Agreement, the parties hereto desire to avoid litigation. Accordingly, the aggrieved party will give notice of the dispute to the other party and both parties will attempt to settle the dispute during the thirty (30) day period following such notice. If such dispute remains unsettled, the parties agree to then submit such dispute to mediation. If the parties cannot agree on a mediator, each will select a mediator and the two chosen mediators will select a third mediator who shall alone hear the dispute. Such mediation will, if possible, be conducted during the sixty (60) day period following expiration of the thirty (30) day period. The costs of mediation (including the mediator's fees and expenses and costs directly related to the conduct of the mediation, but excluding each party's direct costs for transportation, attorneys, etc., for which each will be responsible) will be shared equally by the parties. If such mediation fails to resolve the dispute, the parties agree such dispute will be submitted to final and binding arbitration in accordance with the rules of JAMS/ENDispute by a panel of three (3) arbitrators; provided if the claim is $100,000 or less, the arbitration panel shall consist of one (1) arbitrator. Unless otherwise directed by the arbitration panel, such arbitration must be concluded within ninety (90) days of the expiration of the sixty (60) day period previously specified for mediation. Any mediation or arbitration conducted hereunder will be conducted in Greenville, South Carolina.

            (b) If any party hereto resorts to arbitration to remedy a breach of this Agreement, the prevailing party in the arbitration, in addition to any other remedies available under this Agreement or by law, may collect all or a portion of its reasonable attorney fees and other costs and expenses of arbitration, including fees, expenses and compensation paid to JAMS and the arbitrators at the discretion of the arbitration panel, who shall consider both the reasonableness of the attorney fees and other costs and the relative merits of each party's position. It is the intent of all parties hereto to avoid arbitration without preventing a party from seeking redress for a valid dispute. To that end, all parties express their intent and agreement that unreasonable attorney fees and costs not be awarded, and that all or a portion of reasonable attorney fees and costs be awarded when in the arbitration panel's opinion is the prevailing party. Further, it is all parties intent that any party seeking redress through litigation despite the fact that arbitration is required by this Agreement, shall not be entitled to recover any attorney fees or costs for such litigation or in any subsequent arbitration, regardless of the outcome of such litigation or subsequent arbitration.

            (c) Notwithstanding anything contained herein to the contrary, Buyer shall be entitled to pursue all legal and equitable remedies available to it without regard to this Section 9.17 for any violation or threatened violation of Section 5.2 hereof.

      SECTION 9.18 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the internal laws of the State of South Carolina.

      SECTION 9.19 [Intentionally Deleted]

      SECTION 9.20 CONTRACT INTERPRETATION; CONSTRUCTION OF AGREEMENT.

            (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, Section, Exhibit, Schedule, preamble, Premises and party references are to this Agreement unless otherwise stated.

            (b) Each party hereto acknowledges that each party was actively involved in the negotiation and drafting of this Agreement and, therefore, no party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                  BUYER:

                                  WCA SHILOH LANDFILL, L.L.C.,
                                  A DELAWARE LIMITED LIABILITY COMPANY

                                  By: /s/ Michael L. Paxto
                                      -------------------------------

                                  Its: Vice President

                                  SELLER:

                                  TRASH AWAY, INC, a South Carolina
                                  corporation

                                  By: /s/ Gary W. Seymore
                                      -------------------------------

                                  Its: President

                                  SHAREHOLDER:

                                      /s/ Gary W. Seymore
                                  -----------------------------------
                                  GARY W. SEYMORE